Exhibit 12.1

EDGEN CORPORATION
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(Dollars in thousands, except ratios)

	Predecessor							Successor		Predecessor					Successor		Predecessor		Successor
											Non-GAAP Combined Twelve Months Ended December 31, 2005							Non-GAAP Combined Three Months Ended March 31, 2005
	Fiscal Year Ended December 31,							Period February 1, 2005 to December 31, 2005		Period January 1, 2005 to January 31, 2005					Period February 1, 2005 to March 31, 2005		Period January 1, 2005 to January 31, 2005
													Pro Forma Fiscal 2005						Three Months Ended March 31, 2006
	2001		2002		2003	2004
Earnings:
Income (loss) from continuing operations before taxes	$8,082		$11,573		$(8,665)	$12,998		$7,878		$(10,156)	$(2,278)		$(1,027)		$2,730		$(10,156)	$(7,426)	$3,999
Add: Fixed charges	8,935		5,643		7,409	6,932		14,002		567	14,569		18,655		2,413		567	2,980	4,543
Less: Preference securities dividends requirements	(3,745)		(2,541)		(4,287)	(1,769)		(2,668)		(234)	(2,902)		(2,941)		(478)		(234)	(712)	(807)

Total earnings	$13,272		$14,675		$(5,543)	$18,161		$19,212		$(9,823)	$9,389		$14,687		$4,665		$(9,823)	$(5,158)	$7,735

Fixed charges:
Interest expense	$5,148		$3,004		$2,962	$3,644		$10,194		$298	$10,492		$14,092		$1,738		$298	$2,036	$3,325
Amortization of deferred financing costs and discounts on indebtedness	42		98		160	1,519		1,140		35	1,175		1,622		197		35	232	411
Preference securities dividends requirements	3,745		2,541		4,287	1,769		2,668		234	2,902		2,941		478		234	712	807

Total fixed charges	$8,935		$5,643		$7,409	$6,932		$14,002		$567	$14,569		$18,655		$2,413		$567	$2,980	$4,543

Ratio of earnings to fixed charges(1)	1.49	x	2.60	x	—	2.62	x	1.37	x	—	0.64	x	0.79	x	1.93	x	—	—	1.70	x

(1)
For the purposes of calculating the ratio of earnings to fixed charges, earnings represents pre-tax earnings from continuing operations, plus fixed charges, less preferred dividends. Fixed charges consist of interest expense, amortization of capitalized expenses related to indebtedness, and preferred dividends. For the year ended December 31, 2003, the period January 1, 2005 to January 31, 2005 and the combined twelve months ended December 31, 2005, earnings were not sufficient to cover fixed charges. For the year ended December 31, 2003, the period January 1, 2005 to January 31, 2005 and the combined twelve months ended December 31, 2005, the deficiency was $12,952, $10,390 and $8,138, respectively.